                                   EXHIBIT 2.2

                        LIST OF SCHEDULES AND EXHIBITS TO
                          AGREEMENT AND PLAN OF MERGER

Exhibit 1.04-1        Certificate of Incorporation of Takeoutmusic.com, Inc.
Exhibit 1.04-2        By-Laws of Takeoutmusic.com, Inc.
Exhibit 1.05-1        Certificate of Incorporation of Shampan, Lamport Holdings
                      Limited
Exhibit 1.05-2        By-Laws of Shampan, Lamport Holdings Limited
Exhibit 2.02(a)-1     Takeoutmusic.com, Inc. Stock Option Plan
Schedule 2.02(a)      Takeoutmusic.com Options
Schedule 2.02(b)      Director Nominees
Schedule 2.02(d)      Takeoutmusic.com Warrant
Exhibit 3.02(b)-1     Certificate of Incorporation of TOMCI Acquisition Corp.
Exhibit 3.02(b)-2     By-Laws of TOMCI Acquisition Corp.
Schedule 3.01(b)(iii) Takeoutmusic.com Common Stock Reserved for Issuance
Schedule 3.01(b)(iv)  Debt, Liabilities and Other Obligations of
                      Takeoutmusic.com
Schedule 3.01(d)(ii)  Consents and Approvals
Schedule 3.01(f)      Material Intangibles of Takeoutmusic.com
Schedule 3.01(h)      Absence of Certain Changes or Events
Schedule 3.02(b)(iii) Obligations of the Parent to Issue or Sell Stock
Schedule 3.02(b)(iv)  Debt, Liabilities and Other Obligations of the Parent and
                      the Merger-Sub
Schedule 3.02(d)(i)   Conflicts, Violations and Defaults of the Parent and
                      Merger-Sub
Schedule 3.02(d)(ii)  Consents and Approvals
Schedule 3.02(f)      Absence of Certain Changes or Events
Schedule 3.02(g)      Absence of Undisclosed Liabilities
Schedule 3.02(h)      Legal Proceedings
Schedule 3.02(j)      Compliance with Laws and Order
Schedule 3.02(p)      Facilities, Tangible Property and Assets
Schedule 3.02(r)      Transactions with Affiliates
Schedule 3.02(s)      Tax Returns Required to be Filed; Consolidated or
                      Affiliated Groups
Schedule 4.01(c)      Dividends and Purchases of Stock by Parent and Merger-Sub